UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2018

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite K, Corte Madera, California		94925
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2018, RH (“RH” or the “Company”) announced (i) the resignation of Karen Boone as President, Chief Financial Officer and Administrative Officer and (ii) the appointment of Ryno Blignaut as President, Chief Financial Officer and Administrative Officer, in each case effective August 14, 2018.

On August 13, 2018, Ms. Boone resigned from all of her officer and director positions with RH effective August 14, 2018 other than her position as principal accounting officer (“PAO”) of RH.

In order to assist with an orderly handover of her responsibilities to Mr. Blignaut, Ms. Boone has indicated that (i) she will remain in the role of PAO through the filing of RH’s Form 10-Q for the second fiscal quarter of 2018 at which time her resignation as PAO will become effective, and (ii) following the filing of the Form 10-Q, she will remain as an employee for a transition period through November 1, 2018 without an officer or director title.

Ms. Boone has indicated to RH that her resignation (i) is not the result of any dispute or disagreement with RH’s accounting principles or practices or financial statements and disclosures, and (ii) is motivated by personal reasons related to her wish to spend time for the next several years not working on a full time basis in order that she can have more time with her family while her children still reside at home.

In connection with his appointment, Mr. Blignaut will receive an annual base salary of $750,000 and will receive a grant of options to purchase 100,000 shares of the Company’s common stock, which will vest ratably on each of the first five anniversaries of the grant date. Mr. Blignaut also will participate in the Company’s Leadership Incentive Program, with a target payout of 50% of his base salary and a guaranteed payout of at least $250,000 for fiscal year 2018, subject to certain conditions. Mr. Blignaut will be eligible to participate in the Company’s employee benefit programs and 401(k) plan.

RH also entered into a Compensation Protection Agreement with Mr. Blignaut, which is in substantially the same form as those entered into with the other executive officers of RH with the title of President, the form of which was filed as Exhibit 10.11 to RH’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

The Compensation Protection Agreement provides generally that, in the event of termination of Mr. Blignaut’s employment by the Company without “Cause” or in the event of termination of employment by Mr. Blignaut for “Good Reason” (as such terms are defined in the Compensation Protection Agreement), the Company would pay severance in an amount equal to base salary compensation for a compensation protection period of 12 months after employment termination so long as Mr. Blignaut does not engage in certain restricted activities during such time period. The Compensation Projection Agreement also provides for the payment of certain costs related to COBRA benefits during such compensation protection period and the payment of a prior year bonus or a pro rata amount of current year bonus based on the date of employment termination and the Company achieving the performance metrics in any such bonus arrangement. The foregoing is only a summary of the material terms of the Compensation Protection Agreement and does not purport to be complete, and is qualified in its entirety by reference to the form of Compensation Protection Agreement, a copy of which is filed as Exhibit 10.11 to RH’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and is incorporated by reference herein.

No family relationship exists between Mr. Blignaut and any of RH’s directors or executive officers.

There are no related-party transactions in which Mr. Blignaut or any of his immediate members has an interest that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Blignaut and the resignation of Ms. Boone is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated August 13, 2018—RH Announces CFO Transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RH

Dated: August 13, 2018	By:	/s/ Gary Friedman
Gary Friedman
Chairman of the Board of Directors and Chief Executive Officer